UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2013

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, Laura Fournier, the Executive Vice President and Chief Financial Officer of Compuware Corporation (“Company”), retired from the Company.  Her retirement from all positions held with the Company will become effective on June 14, 2013.  Joseph Angileri, the Company’s President and Chief Operating Officer, has been appointed by the Board to serve as the Company’s Chief Financial Officer, effective June 15, 2013.  Mr. Angileri, 55, joined the Company in June 2011 as President and Chief Operating Officer. Prior to joining the Company, Mr. Angileri had more than 26 years of professional experience with Deloitte LLP, including more than 20 years as a partner there, most recently as Managing Partner of the Michigan region.

In consideration of her past service to the Company, the Company will enter into a agreement and release with Ms. Fournier pursuant to which she will receive: (i) her current net salary through December 15, 2014; (ii) reimbursement of COBRA continuation coverage premium payments through December 15, 2014; and (iii) $273,350 for her deferred bonus under the Company’s FY12 Executive Incentive Agreement.  In addition, all of Ms. Fournier’s vested and unvested stock options, restricted stock units and performance units granted on or before May 15, 2013 will continue to vest and/or be exercisable through the expiration date set forth in the applicable agreements as if she remained employed by the Company.  The agreement also contains standard release and non-disparagement covenants.  The new agreement, which will be filed with the Company’s next Form 10-Q, supersedes and replaces the Severance Agreement dated as of March 15, 2013 between the Company and Ms. Fournier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: June 5, 2013	By:	/s/ Daniel S. Follis, Jr.
Daniel S. Follis, Jr.
Senior Vice President, General Counsel &
Secretary